UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☒ Definitive Additional Materials

☐ Soliciting Material Pursuant to §240.14a-12.

Vestin Fund II, LLC

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

On or about February 15, 2006, Vestin Fund II, LLC (“Fund II”) mailed the attached letter to unitholders of Fund II regarding the proposal to convert Fund II into a real estate investment trust.

February 15, 2006

Dear Fund II Unitholder:

You continue to receive letters from Vestin Fund II unitholders who are against the proposal to convert Vestin Fund II into a real estate investment trust, commonly referred to as a REIT. We respect each unitholder’s right to express his or her opinion; however, such letters contain statements to the effect that their interests are aligned with your interests.

In many cases, this is an untrue statement. These letters are written by unitholders who have their units scheduled for redemption in the years 2007 and 2008. As such, we believe they are willing to wait one to two years for their liquidity. In your case, you are not scheduled for redemption until ____________. In the event Vestin Fund II is converted to a REIT, you will have liquidity when you want it without having to wait for your scheduled redemption date.

We urge you to fully read the proxy statement/prospectus relating to the REIT conversion in making your decision on how to cast your vote. Management recommends a “For” vote for the conversion. If you have questions or need another copy of the definitive proxy statement/prospectus, or you need another proxy card, please call 1-888-232-7612 immediately. The proxy statement/prospectus is also available free of charge on the SEC website at www.sec.gov.

Very truly yours,
/s/ Mike Shustek
Mike Shustek